UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 26, 2008

INDYMAC BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-08972 (Commission File Number)	95-3983415 (IRS Employer Identification No.)

888 East Walnut Street, Pasadena, California 91101-7211

(Address of Principal Executive Offices)

(800) 669-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2008, A. Scott Keys resigned, effective June 30, 2008, from IndyMac Bancorp, Inc. (“Indymac” or the “Company”), the holding company for IndyMac Bank, F.S.B.  Mr. Keys, Indymac’s former Chief Financial Officer, had been on a medical leave of absence since April 24, 2008.

In connection with his resignation, the Company and Mr. Keys entered into a separation agreement pursuant to which Mr. Keys will receive four months base salary (approximately $220,000) and forgiveness of a loan (approximately $50,000) in exchange for a full release of the Company from any potential claims by Mr. Keys and a confidentiality and non-solicitation agreement. Mr. Keys’ resignation was not related to any concerns, issues or disagreements regarding the Company’s accounting policies or practices or financial disclosures.

Item 7.01.              Regulation FD Disclosure

This information, furnished under this “Item 7.01. Regulation FD Disclosure,” is intended to be furnished pursuant to Regulation FD (17 CFR243.100-243.103) and shall not be deemed to be filed for purposes of the Securities Exchange Act of 1934.

On June 29, 2008, Michael Perry, Chairman of the Board and Chief Executive Officer of IndyMac Bancorp, Inc., a Delaware corporation (the “Company”), responded to a shareholder suggestion that the Company consider repurchasing some of the Company’s shares.   Although Mr. Perry indicated that he was thinking about the issue, consistent with the Company’s public disclosures regarding share repurchases, the Company is not considering a buyback of its shares.

On June 30, 2008, Mr. Perry explained to another shareholder that, despite having $3.5 billion in operating liquidity, the Company could not buy back shares.  Mr. Perry cautioned the shareholder against trying to speculate regarding the Company’s future stock price.  Due to the fact that Indymac has elected to defer the interest payments on the trust preferred securities, the Company is expressly prohibited from paying a dividend on the common shares or otherwise redeeming or purchasing shares of the common stock.   Thus, Indymac is not able to execute any type of share repurchase at this time.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDYMAC BANCORP, INC.

	By:	/s/ MICHAEL W. PERRY
Michael W. Perry
Chairman of the Board of Directors
and Chief Executive Officer

Date: July 1, 2008